Exhibit 10.4
AMENDMENT TO INDEMNIFICATION AGREEMENT
     This Amendment to Indemnification Agreement (this “Agreement”), is entered into between BAKER HUGHES INCORPORATED, a Delaware corporation (the “Company”), and                      (the “Indemnitee”) effective as of January 1, 2009.
W I T N E S S E T H:
     Whereas, the Company and the Indemnitee previously entered into an Indemnification Agreement dated                     (the “Indemnification Agreement”); and
     Whereas, the Company and the Indemnitee desire to amend the Indemnification Agreement to bring the Indemnification Agreement into documentary compliance with section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.
     Now, therefore, it is hereby agreed that effective as of January 1, 2009, the Indemnification Agreement is amended by adding thereto the following new Section 29:
     29. Compliance With Section 409A. Notwithstanding any other provision of this Agreement, to the extent that any payment hereunder is not exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the application of Department of Treasury Regulation Section 1.409A-1(b)(10) or other applicable exemption (a “409A Payment”) the following provisions of this Section 29 shall apply with respect to such 409A Payment. The Company shall make a 409A Payment due under this Agreement at the time specified above in this Agreement. The parties intend and agree that such payment deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a 409A Payment by the last day of the taxable year of the Indemnitee or the spouse of the Indemnitee, as applicable, following the taxable year in which such legal fees and expenses were incurred. The legal fees or expenses that are subject to reimbursement pursuant to this Agreement shall not be limited as a result of when the fees or expenses are incurred. The amounts of legal fees or expenses that are eligible for reimbursement pursuant to this Agreement during a given taxable year of the Indemnitee or the spouse of the Indemnitee, as applicable, shall not affect the amount of expenses eligible for reimbursement in any other taxable year. The right to reimbursement pursuant to this Agreement is not subject to liquidation or exchange for another benefit.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of January 1, 2009.
BAKER HUGHES INCORPORATED

By:

Title:	Chairman, President & CEO

Date:		Date: